Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 D: +1 202.383.0472 F: +1 202.637.3593 cynthiabeyea@ eversheds-sutherland.com

March 14, 2017

Via EDGAR

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	USCF Mutual Funds Trust (the “Trust”) File Nos. 333-214468 and 811-23213 Registration Statement on Form N-1A

Commissioners:

We hereby consent to the reference to our name under the caption “Legal Counsel” in the Prospectus and as referenced in the Statement of Additional Information filed as part of the Trust’s registration statement on Form N-1A, as initially filed and amended by pre-effective amendment, with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Cynthia R. Beyea

Cynthia R. Beyea

cc:	Carolyn M. Yu, USCF Daphne G. Frydman, USCF Ronald Coenen Jr., Eversheds Sutherland

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